Exhibit 99.2

Graybar Appoints Kathleen Mazzarella President

ST. LOUIS, December 8, 2011 - Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services today announced that Kathleen M. Mazzarella has been appointed president, effective June 1, 2012. Mazzarella currently serves as executive vice president and chief operating officer, a position she has held for the past year. In her new role, she will continue to set the strategic direction for Graybar's sales and marketing function, while overseeing the day-to-day operations of the overall business. Also on June 1, 2012, Graybar's Chairman, President and CEO, Robert A. Reynolds, Jr. will serve as executive chairman. He will remain actively involved in the company as the lead executive, overseeing the company's strategy and providing guidance to the executive team.
“As Chairman, President and CEO, Bob has done a remarkable job of leading the company,” said Mazzarella. “I have enjoyed working with him over the years and look forward to learning from his experience during this transition.”
Reynolds added, "In Kathy's 31 years with Graybar, she has consistently demonstrated a passion for the business, a commitment to Graybar's values and an exceptional ability to achieve results. Appointing her to this position reinforces Graybar's philosophy of managing the company for the long-term. Her leadership will enhance the way we work to our customers' advantage, both today and in the future.”
Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of nearly 240 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

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